EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

CAPE COASTAL TRADING CORPORATION

1.    Name. The name of the corporation is Cape Coastal Trading Corporation (the “Corporation”).

2.    Address of Registered Office: The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, Dover, Kent County, DE 19901.

3.    Registered Agent: The name of the Corporation’s registered agent at such address is CorpDirect Agents, Inc.

4.    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

5.    Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 225,000,000 shares, which is divided into two classes as follows:

5.1    25,000,000 shares of preferred stock (“Preferred Stock”) with a par value of $.001 per share, and

5.2    200,000,000 shares of common stock (“Common Stock”) with a par value of $.001 per share.

5.3    Preferred Stock Rights. The designations, voting powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of the Preferred Stock is as follows:

(a)    Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the board of directors of the Corporation (the “Board”) may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions.

(b)    Authority of the Board with Respect to Series. The Board is authorized, at any time and from time to time, to provide for the issuance of the shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

(i)  The number of shares constituting that series and the distinctive designation of that series;

(ii)  The dividend rate or rates on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v)  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)  Whether that series shall have a sinking or retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

(vii)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(viii)  Any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and are not inconsistent with the provisions of this Certificate of Incorporation.

(c)    Dividends. Dividends on outstanding shares of Preferred Stock shall be paid or declared and sent apart for payment in accordance with their respective preferential and relative rights be-fore any dividends shall be paid or declared and set apart for payment on the outstand-ing shares of Common Stock with respect to the same dividend period.

(d)    Liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(e)    Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shared purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

(f)    Voting Rights. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock except as may be required by law or by this Certificate of Incorporation.

5.4    Common Stock. The designations, voting powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of the Common Stock is as follows:

(a)    Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board.

(b)    Liquidation. In the event of the voluntary of involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

(c)    Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held such holder of record on the books of the Corporation on all matters voted upon by the stockholders.

6.    Staggered Board of Directors.

6.1    The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the Corporation’s bylaws (the “Bylaws”).

6.2    The Board shall be divided into three classes with each class containing one third of the total number of directors as nearly equal in numbers as possible. Any inequality among the classes in the number of directors comprising such classes shall not impair the validity of any action taken by the Board. Directors of the first class shall hold office for a term expiring at the next succeeding annual meeting following the incorporation of the Corporation, the directors of the second class shall hold office for a term expiring at the second succeeding annual meeting, and the directors of the third class shall hold office for a term expiring at the third succeeding annual meeting.

6.3    Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting as a class, to elect one or more directors, the terms of the directors so elected shall expire at the next succeeding annual meeting of stockholders.

6.4    Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

6.5    In the event of any increase or decrease in the authorized number of directors, each director then serving shall nevertheless continue as a director of the class of which such person is a member until the expiration of such person’s term, or such person’s earlier death, resignation or retirement.

6.6    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall have been elected and qualified. If there are no directors then in office, an election of directors may be held in the manner provided by statute.

7.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any provision in the Bylaws whether adopted by them or otherwise.

8.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9.    No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach or breaches of fiduciary duties as a director, provided that this section shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protections of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

10.    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or in-serted, in the manner now or hereafter prescribed by law; and all rights, preferences and privi-leges conferred upon stockholders, directors or other persons pursuant to this Certificate of Incorporation are granted subject to this reservation.

11.    The name of the incorporator is Patricia M. Neuman, whose mailing address is 50 North Laura Street, Suite 3300, Jacksonville, FL 32202.

IN WITNESS WHEREOF, I have signed this certificate of incorporation on December 6, 2005.

/s/ PATRICIA M. NEUMAN

Patricia M. Neuman, Incorporator